Exhibit 10.7

March 28, 2016

HAND DELIVERY

Dear Mohammad,

I am pleased to extend your role as Interim Chief Medical Officer.   This extension will be from April 1, 2016 through June 30, 2016. Your role and duties will remain as communicated during the original interim assignment.   During this period you will continue to report to me.  We will meet regularly to discuss and plan your priorities and goals.

To recognize and compensate you for assuming these additional responsibilities, Medivation will provide you with the following compensation for the duration of the interim role period:

***In addition to your regular base pay you will receive an additional $4,400 per month ($2,200 per pay period) in cash compensation. This is a total of an additional $13,200 for the three month period.

***You will also be eligible to receive, at my discretion if goals are met, an additional $13,000 in the form of a lump sum payment.  This payment will be made, if earned, at the conclusion of the interim role period, on June 30, 2016.

***In further recognition of your contributions and leadership during this period we will recommend to the Board of Directors that you be granted an option to purchase 1,120 Medivation options and 560 (RSUs) restricted stock units. The Stock options will be granted with an exercise price equal to the fair market value of Medivation’s common stock on the date the option is granted (as determined in accordance with Medivation’s Stock Option and RSU Grant Date and Vesting Policy.)

The stock options and restricted stock units will vest on a four and three year schedule respectively (as determined in accordance with Medivation’s Stock Option and RSU Grant Date and Vesting Policy) and will be subject to accelerated vesting upon a change of control of Medivation, as provided in the 2004 Equity Incentive Award Plan (the “Plan”). Except as set forth in this letter, the terms of your stock options and restricted stock units are governed in all other respects by the terms of the Plan, Stock Option Agreement, and Restricted Stock Unit Agreement.

Mohammad, I am enthusiastic about the opportunity to continue to work with you closely in this interim role.

Sincerely,

/s/ David T. Hung, MD

David T. Hung MD

President and Chief Executive Officer